Exhibit 10.3

January 4th, 2022
WITHOUT PREJUDICE
Delivered via email
Ed Kilroy
Dear Mr. Kilroy:
Re: Notice of Termination of Employment
This letter will confirm our discussions today at which time we advised you that your employment with Medavail will be terminated without just cause.
With a view to providing you with some assistance as you prepare to transition to alternative employment elsewhere, and in recognition of your service, efforts and contributions to the Company over the course of your employment, the Company is prepared to offer you the following gratuitous Separation Package based upon the terms and conditions that are set out below (the “Separation Package”):
1.Effective January 10, 2022, you will no longer hold the position of Chief Executive Officer. During the period between January 10, 2022 and March 31, 2022, you will remain on payroll at your current base salary and provide the Company with any and all assistance that it requires from time to time in order to facilitate an orderly and seamless transfer of your duties and responsibilities to a successor that the Company will appoint as your replacement. While we do not expect that you will be required to attend at the Company’s offices and to be as actively involved as you have been, we simply wish to ensure that you will continue to be available to do whatever may be required of you by the Company in order to ensure that the transfer of your duties and responsibilities to a successor is a smooth one and that you will be available as needed from time to time during this period ending with March 31st, 2022 (“The Transition Period”).
2.At the end of the Transition Period, you will continue to remain on the Company’s payroll for an additional period of twelve (12) months commencing with April 1, 2022 up to and including March 31st, 2023 (“the Additional Period”). The Transition Period together with the Additional Period shall constitute the period of your notice of Termination which is equivalent to a total of fifteen (15) months (the “Notice Period”).
(a)During the Notice Period, the Company will continue your regular salary payments, less statutory and applicable deductions.
(b)During the Notice Period, your group health and welfare benefits will be continued during subject to and in accordance with the terms and conditions of the applicable group health and welfare benefit plan insurer’s policies and subject to the terms set out this agreement.
(c)You will continue to be responsible for your portion of the applicable group health and welfare benefit premiums, and the cost of your portion of the applicable group health benefit premiums shall be deducted from your salary continuance payments.
(d)In the event that you secure alternative employment with another employer that will provide you with group health benefits during the Notice Period, you agree that you will immediately notify the Company in writing of your acceptance of such employment and the provision of group benefits from such other employer, and the group benefits coverage provided by the Company will be terminated at that time. Should you continue to remain on the Company’s group health and welfare plan during the Notice period, upon completion of the Notice Period, your benefits shall cease and you will no longer be covered under the Company’s benefit plans. It is your responsibility to contact the group benefits plan provider regarding what options exist (if any) and what steps you must take (if any) to convert any of the benefits (including life insurance) to individual coverage, if you wish to do so.

(e)You will not be required to attend at work and to perform your normal duties and responsibilities during the Additional Period. However, you agree that you will respond in good faith to any enquiries that the Company may have from time to time in relation to the duties and responsibilities that you performed while you actively held the position of Chief Executive Officer of the Company.
3.The Notice Period is inclusive of any entitlements that you may have to statutory notice of termination or to any payment in lieu of notice of termination, statutory severance pay, and benefits continuance under the Ontario Employment Standards Act, 2000 (“ESA”) and any entitlements that you may have had your employment agreement dated November 1, 2012.
4.As part of this without prejudice offer, the Company will provide you with a payment that is equivalent to $168,000.00 CAD less statutory and applicable deductions required by law in respect of the STIP bonus program that you participated in during the period of your active employment with the Company. This payment is being made notwithstanding the Company’s right to rely upon the term of your employment agreement which expressly provides that you will not be provided with any STIP bonus payment in respect of the year of termination or any period following your last day of employment with the Company. This will be paid first pay period following the Transition Period.
5.Each of your outstanding options to purchase shares of common stock of the Company (each an “Option” and collectively, the “Options”) granted under the Employee Stock Option Plan, as amended (the “ESOP”), the 2018 Equity Incentive Plan (the “2018 Plan”) and the 2020 Equity Incentive Plan (the “2020 Plan,” and together with the ESOP and the 2018 Plan, each an “Equity Plan” and collectively, the “Equity Plans”) shall continue to vest up to and including March 31st, 2023, subject to the terms and conditions of the applicable Equity Plan and the applicable option agreement thereunder (such Equity Plan and option agreement with respect to an Option, the “Stock Agreements”). Following March 31st, 2023, in accordance with the terms of the applicable Stock Agreements, all vesting of each of your Options shall immediately cease and you shall forfeit any unvested Options. If you wish to exercise any of your vested Options in accordance with the applicable Stock Agreements, you are reminded to do so within the timelines provided under the applicable Stock Agreements. As a reminder and for your reference, you must exercise any vested Options that you may have by no later than June 30th, 2023, which is three (3) months after the date on which your salary continuation payments will end on March 31, 2023, otherwise these vested Options shall be forfeited and you will have no right to exercise such Options. You are reminded that you remain subject to the regulatory blackout period and accordingly you are restricted from trading any of your Company stock until the conclusion of the blackout period. If you have any questions or require clarification in relation to trading restrictions, or any in relation to the Stock Agreements, you should contact the Company and obtain such clarification.
6.While actively employed, in March 2021, you were granted an award of 5,800 restricted stock units (the “RSUs”) subject to the terms and conditions of the 2020 Plan and a restricted stock unit award agreement thereunder. As you will recall, one-third (1/3) of the RSUs are scheduled to vest on each annual anniversary of the applicable vesting start date subject to you continuing to be a Service Provider through the applicable vesting date. As such, your first vesting period for the first one-third of the amount of RSUs is March 22, 2022, and your second vesting period for the second one-third of the RSUs will be March 22, 2023. As part of this without prejudice offer, the Company is prepared to treat you as being a “Service Provider” (as defined in the 2020 Plan) through March 31, 2023 as set out above. On March 31, 2023, any remaining-unvested RSUs will be forfeited for no consideration in accordance with the terms of the 2020 Plan and the applicable restricted stock unit award agreement thereunder, and you will have no further entitlement to participate in any of the Equity Plans or to obtain any further vesting entitlements including without limitation the last one-third of the aforesaid RSUs. For greater clarity and for the purposes of each of the Equity Plans’ employment perquisite referred to in this Agreement, you will be deemed by the Company to be a “Service Provider” for purposes of the 2020 Plan and the 2018 Plan, and an “Eligible Participant” for purposes of the ESOP, during the period that you remain on the Company’s payroll until March 31st, 2023. You will be responsible for the payment of any and all applicable taxes and statutory remittances that must be made in relation to your RSUs or Options and will otherwise be subject to all of the terms and conditions that are set out in the Equity Plans and the applicable award agreements thereunder.
7.You will be paid any and all accrued but unused vacation pay in respect of the period ending December 31st, 2021 less statutory deductions required by law, being an amount of $45,480.00 CAD. In addition, you will be paid a pro-rated amount of your vacation entitlement in respect of the period January 1, 2022 to March 31, 2022. This will be paid the first pay period following the Transition Period.
8.You agree that you will not at any time communicate, make or publish in any form, (including but not limited to, on social media), any statements or comments that are disparaging, negative, prejudicial or defamatory, or that would otherwise negatively portray or impact the Company and/or any of the Company’s officers, employees, and its business interests. Without limitation, you agree that you will not directly or indirectly take any action or make any statement, or in any way circulate any communication (written or otherwise) that criticizes, ridicules, disparages or which is prejudicial or in any way derogatory to the Company, its subsidiaries, affiliates, related companies and successors, and each of their respective officers, directors, employees and agents.
9.The Company also agrees that it will not directly or indirectly communicate disparaging, harmful or negative information about you to any third party.
10.You agree that you will not directly or indirectly disclose the terms of these Minutes of Settlement to any third party save and except for your professional advisors, immediate family members, or as otherwise required by law.
11.You hereby acknowledge and confirm that you have received independent legal advice prior to executing Agreement and the Release and Indemnity attached as Schedule “A”, and that you fully understand and voluntarily accept the terms of this Agreement and the Release and Indemnity attached as Schedule “A” in every respect.
12.You acknowledge and agree that in your capacity as the Chief Executive Officer of the Company, you have occupied a fiduciary position within the Company and that you have fiduciary obligations to the Company that you continue to be bound by during the Notice Period and at all times following the conclusion of the Notice Period. You hereby represent and covenant to the Company that you will comply with your fiduciary obligations to the Company at all times. Without limitation, you acknowledge and agree that your fiduciary obligations include without limitation your obligation to maintain confidentiality as set out in Paragraph 10 of your employment agreement, your obligation not to solicit customers or employees of the Company in accordance with Paragraph 13 of your employment agreement. As such, it is a condition of this Agreement that you comply in every respect with Paragraphs 10 and 13 of your employment agreement. In the event that you breach any of the terms of this Agreement, the Company will provide you with written notice of the details of the breach (and such notice will specify in reasonable detail the nature of the alleged breach and the manner in which the Company requires such breach to be remedied) and you will have seven business days from the date that such written notice is provided to you, to rectify such breach to the Company’s satisfaction. If the breach is remedied as directed by the Company, this Agreement will continue to be applied on the same terms.
13.You acknowledge and agree that this without prejudice Separation Package that is being offered to you, is inclusive of any and all entitlements that you may have upon termination of employment under your employment agreement dated November 1, 2012, or any entitlements you may have upon termination under the Employment Standards Act or, under the common law.
14.In exchange for the compensation referred to herein, you will execute the enclosed Release and Indemnity and return same to the Company as a condition of receiving the payments and entitlements referred to in this Separation Package.
15.Receipt of the Separation Package is conditional upon you:
(a)returning all Company property that is in your possession, including without limitation, laptop, keys/access cards to the building, passwords and/or access codes to computers or databases, electronic devices or programs, all documents or records (in whatever form), all materials created by you as an employee, other materials provided, created or purchased by the Company, and equipment belonging to the

Company. The Company may determine what Company property it wishes to authorize you writing to retain during the Transition Period.
(b)signing and delivering to the Company a copy of this letter where indicated below as well as the Release and Indemnity attached at “Schedule “A”; and
(c)complying with the terms of the Release and Indemnity attached at Schedule “A”.
16.The Separation Package and the Release and Indemnity may be executed in counterparts and delivered to each respective party as a PDF attachment by email, and once so executed and delivered the said counterparts shall be deemed to constitute a single and binding, original instrument.
If you wish to accept the Separation Package, please confirm your acceptance of the Separation Package by countersigning this letter where indicated below, retaining the second copy for your records. The countersigned letter and the signed Release and Indemnity at Schedule “A” must be returned to Lisa Lutich, Chief HR Officer at llutich@medavail.com January 11, 2022 at 5:00 PM. After that date, the offer of the above Separation Package shall expire.
Please forward any change in your address to Lisa Lutich, CHRO at llutich@medavail.com so that the Company may send T4 information to you.
We wish you success in your future endeavours and thank you for your contributions to the Company ..
Lisa Lutich
Chief HR Officer
MedAvail Technologies Inc.

ACCEPTANCE

I, ED KILROY, hereby acknowledge and agree that I have been given a full and fair opportunity to read and understand the terms of the offer that is set out above. I hereby acknowledge and agree that I have read the terms set out above and that I fully understand all of the terms that have been offered to me. I further acknowledge that I have been provided with an opportunity to obtain independent legal advice. I hereby voluntarily accept the terms of the Separation Package that is set out above. I agree to do all things and execute all documents reasonably required of me in order to give effect to the Separation Package, including signing the Release and Indemnity attached as Schedule “A”.

_____________________________         ___________________________________
Date:                         Signature: Ed Kilroy

SCHEDULE “A”

RELEASE AND INDEMNITY
    WHEREAS Ed Kilroy (the “Employee”) was provided with notice of the termination of his employment with MedAvail Technologies Inc. (the “Company”) on the terms set out in a Separation Package that is dated January 4, 2022
    AND WHEREAS the Employee has agreed to accept the terms and condition that are set out in the Separation Package outlined in the letter dated January 4, 2022, to which this Release and Indemnity is attached as Schedule “A” (the “Terms of Settlement”) in full and final settlement of any and all Claims (as defined below) which the Employee may have against the Company including those Claims relating to the Employee’s employment with the Company, the termination of such employment, the employment agreement or relating to any other matter in relation to the Employee’s employment and the termination of such employment., subject to compliance by the Company with the terms of settlement in the Separation Package.
NOW THEREFORE THIS RELEASE AND INDEMNITY WITNESSES that, in consideration of the Terms of Settlement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee agrees as follows:
1.Release and Indemnity
Subject to the Company’s compliance with the terms of settlement as set out in the Separation Package, the Employee hereby:
(a)releases and forever discharges:
(i)the Company, its directors, officers, trustees, shareholders, employees, contractors and agents;
(ii)all corporations related, associated or affiliated with the Company, their directors, officers, trustees, shareholders, employees, contractors and agents; and
(iii)the respective heirs, executors, administrators, other legal representatives, successors and assigns of the aforesaid corporations, individuals and other entities;
        (individually, a “Releasee” and, collectively, the “Releasees”)
from any and all actions, causes of action, claims, proceedings, applications, complaints and demands whatsoever, whether known or unknown, that have arisen or that may arise at any time in the future (individually, a “Claim” and, collectively, the “Claims”) and, without limiting the generality of the foregoing, all Claims arising from the employment of the Employee with the Company or the termination of such employment, including all Claims, contractual, statutory or otherwise, under any benefit plan in which the Employee participated or may have been entitled to participate during the Employee’s employment, and all Claims for salary, wages, commissions, incentive compensation, bonuses, stock options, shares or other securities, benefits, pension, overtime pay, vacation pay, sick pay, holiday pay, any other form of remuneration, benefit or perquisite, termination pay, severance pay, compensation in lieu of notice, damages for wrongful or constructive dismissal, any other forms of damage and reinstatement in employment, and including any express or implied right under any contract of employment, the common law, the Ontario Employment Standards Act, 2000, the Ontario Human Rights Code, , the Ontario Occupational Health and Safety Act, or any other statute or regulation;
(b)agrees that the Employee is aware of the Employee’s rights under the Ontario Human Rights Code, confirms that the Employee has no basis for advancing or asserting, that the Employee is not advancing or asserting, and that the Employee does not intend to advance or assert, a Claim or Claims under the Ontario Human Rights Code relating to the Employee’s employment with the Company, the termination of such employment, the employment agreement or the Employee’s hiring by the Company, and the Employee hereby releases and forever discharges the Releasees from any such human rights Claims;
(c)agrees that the Employee is aware of the Employee’s rights under the Ontario Employment Standards Act, 2000, confirms that the Employee has no basis for advancing or asserting, that the Employee is not advancing or asserting, and that the Employee does not intend to advance or assert, a Claim or Claims under the Ontario Employment Standards Act, 2000, relating to the Employee’s employment with the Company, the termination of such employment, the employment agreement or the Employee’s hiring by the Company, and the Employee hereby releases and forever discharges the Releasees from any such employment standards Claims;

(d)agrees, for the benefit of the Releasees, not to make any Claim or Claims or take any proceeding with respect to any matter released and discharged herein that may result in any Claim or Claims arising against any Releasee for contribution or indemnity or other relief;
(e)agrees to indemnify and save harmless the Releasees from and against all Claims asserted against and all losses, damages, fines, penalties, deficiencies, liabilities (whether accrued, actual, contingent, latent or otherwise), costs, fees and expenses (including but not limited to interest, court costs and reasonable fees and expenses of lawyers, accountants and other experts and professionals) (collectively, the “Losses”) incurred by any of the Releasees directly or indirectly arising out of or resulting from any of the Claims described in Sections 1(a), (b) and (c) or any breach of the covenant contained in Section 1(d);
(f)agrees to indemnify and save harmless the Releasees from and against any and all Claims under the Income Tax Act (Canada), provincial income tax legislation, the Canada Pension Plan Act, the Employment Insurance Act (Canada), including any regulations made thereunder, and any other statute or regulations, for or in respect of any failure on the part of the Releasees to withhold income tax, Canada Pension Plan premiums, employment insurance premiums or benefit overpayments or any other tax, premium, payment or levy from all or any part of the said consideration and any Losses arising from any such Claims. The Releasees agree to remit applicable source deductions in the ordinary course in respect of any payments or other compensation that are provided to the Employee pursuant to the terms of the Separation Package including without limitation, the payments that are referred to in paragraphs 1 and 2 of the Separation Package and any bonus payments referred to therein.
(g)agrees that the Employee will keep the existence and details of the Terms of Settlement and Release and Indemnity confidential, and that the Employee will not disclose, directly or indirectly, the existence or terms of this settlement to any other person or third party, except to his immediate family, financial or legal advisors, or as may be required by law. The confidentiality of this settlement shall be disclosed to his immediate family or such advisor.
(h)without limitation to the covenant in the employment agreement of the Employee, agrees that the Employee will not at any time make or publish (including without limitation on social media) any statements or comments that are directly or indirectly disparaging or defamatory of any of the Releasees;
(i)without limitation to the covenant in the employment agreement of the Employee, agrees that the Employee will not, at any time, use or disclose, directly or indirectly, any information relating to the business or confidential affairs of the Company or its affiliates, or its employees, directors, Board members, suppliers, clients or customers;
(j)agrees that it is a condition of the Severance Package, that the Employee will comply with all of the Employee’s post-employment obligations at common law and under the Employee’s employment contract dated November 1,2012 and as set out in the Severance Package;
(k)acknowledges and agrees that the Releasees other than the Company are intended to be third party beneficiaries of this Release and Indemnity and, as such, each of such Releasees are entitled to enjoy the benefits of this Release and Indemnity and have the right to independently enforce the terms of this Release and Indemnity directly against the Employee; and
(l)to the extent necessary to entitle the Releasees to enjoy the benefits of this Release and Indemnity, appoints the Company as the trustee for such Releasees of the provisions of this Release and Indemnity that are for their benefit.

7.Independent Legal Advice
    The Employee declares that the Employee has had the opportunity to obtain independent legal advice with respect to the Terms of Settlement as well as this Release and Indemnity and fully understands them. The Employee hereby voluntarily accepts the Terms of Settlement for the purpose of making full and final compromise, adjustment and settlement of all Claims referred to above.
7.No Admission of Liability
The Employee understands and agrees that neither the Terms of Settlement nor anything contained herein nor the payment of the said consideration will be construed as an admission of liability by the Releasees.
4.    Governing Law

This Release and Indemnity is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
5.    Benefit
This Release and Indemnity will enure to the benefit of and be binding upon the Employee and the Releasees and their respective heirs, executors, administrators, other legal representatives, successors and assigns.
6.    Entire Agreement
This Release and Indemnity along with the Terms of Settlement constitute the entire agreement between the Company and the Employee with respect to the subject matter hereof. The Terms of Settlement are contractual and not a mere recital.
7.    Severability
If any covenant, provision or restriction of this Release and Indemnity is found to be void, unenforceable, or constitutes a violation of any law, in whole or in part, then such covenant, provision or restriction, to the extent only that it is in violation of law, shall be deemed severable from the remaining covenants, provisions and restrictions of this Release and Indemnity, which covenants, provisions and restrictions will remain binding on the parties. Such modification shall not affect or impair the validity of any other covenant, provision or restriction and without limitation, each of the covenants, provisions and restrictions contained herein are hereby declared to be separate and distinct covenants, provisions and restrictions.
IN WITNESS WHEREOF the Employee has executed this Release and Indemnity at Whitchurch-Stouffville___________, Ontario on __________________ ,2022.

SIGNED AND DELIVERED	)
in the presence of:	)
)
)
Witness	)	Ed Kilroy